Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday, August 1, 2012		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports Second Quarter 2012 Results

•                                          Total revenues were $185.3 million

•                                          Adjusted EBITDA  was $49.7 million, up 55% from 2011

•                                          Operating income more than tripled year-over-year to $23.1 million

•                                          Net income attributable to ATN’s stockholders was $10.5 million, or $0.67 per diluted share

•                                          Cash provided by operating activities was $79.6 million for the first six months of 2012

Beverly, MA (August 1, 2012) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the second quarter ended June 30, 2012.

Second Quarter/First Half 2012 Financial Results

“Profitability significantly increased in the second quarter primarily as a result of the anticipated expense reductions and the operating efficiencies we achieved in our U.S. retail wireless business. Additionally, our results for the period benefitted from higher international wireless revenues, which partially offset lower U.S. retail wireless revenues that resulted from the net subscriber attrition we experienced during the transition period last year,” said Michael T. Prior, Chief Executive Officer. “In fact, this marks the first quarter since the Alltel acquisition was completed in April 2010 that we experienced an overall net gain in subscribers, and while there is still work to be done to attract more postpaid customers, we are pleased to have reached this milestone.  The positive trends of our U.S. prepaid subscribers and the initial response to our Walmart retail launch is encouraging.  In the third quarter, however, we will experience a high percentage of contract expirations, which combined with seasonality are likely to result in somewhat lower subscriber levels for the period.

“Our international wireless business continued to perform well in the second quarter with operating results benefitting from higher revenues and further expense synergies following our May 2011 merger in Bermuda. U.S. wholesale revenues were stable year-on-year and increased 9% sequentially due to seasonal factors,” Mr. Prior said.

Total revenues for the second quarter were $185.3 million, a 4% decrease from the $193.8 million reported for the second quarter of 2011, reflecting lower U.S. retail wireless revenues, partially offset by higher international wireless revenues and equipment sales.

Adjusted EBITDA(1) for the 2012 second quarter was $49.7 million, 55% above the $32.0 million reported in the 2011 second quarter, led by the strong performance of our U.S. Wireless and Island Wireless segments, where adjusted EBITDA increased by $18.4 million and $2.8 million, respectively, partially offset by a decrease of $2.6 million in the International Integrated Telephony segment. Second quarter 2011 U.S. Wireless segment results were impacted by significant costs associated with the transition of the acquired Alltel wireless assets and other one-time items, totaling approximately $14.8 million. Total operating income for the second quarter of 2012 was

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

$23.1 million, a 267% increase over the $6.3 million reported in last year’s second quarter. Net income attributable to ATN’s stockholders was $10.5 million, or $0.67 per diluted share, more than five times the $1.8 million, or $0.12 per diluted share, reported in last year’s second quarter.

“First half 2012 results illustrate the solid earnings capability of our diversified portfolio of telecom service assets. We continue to deleverage while also maintaining a high level of investment in our networks.  This strategy has provided us with an even stronger balance sheet and offers us the flexibility to rapidly increase internal and  external investments as the circumstances and opportunities arise,” Mr. Prior said.

Total revenues for the first six months of 2012 were $368.2 million compared to $381.9 in last year’s first half, a decrease of 4%.  Adjusted EBITDA was $94.8 million, up 41% year-over-year; operating income increased 147% to $41.2 million; and net income attributable to ATN’s stockholders was $19.9 million, or $1.27 per diluted share, more than three times the $6.3 million or $0.41 per diluted share reported for last year’s first half.

Second Quarter 2012 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $135.6 million compared to $147.3 million in the second quarter of 2011.

U.S. Retail wireless service revenues were $84.1 million, 12% below the $95.4 million reported in the 2011 second quarter.  This decrease was due to net subscriber attrition that the Company experienced during the post-acquisition period in 2011. At the end of the 2012 second quarter, the Company had approximately 584,000 U.S. retail subscribers, a decrease of 9% from the approximately 639,000 subscribers the Company had at the end of last year’s second quarter.  This quarter marked the first in which the Company experienced net subscriber additions since acquiring its U.S. retail wireless business in April 2010.  The Company is entering a period of higher than normal contract expirations, which in conjunction with a seasonal decline in subscriber additions, will likely lead to somewhat lower subscriber levels for the third quarter of 2012.  Of the total subscribers at June 30, 2012, approximately 442,000 were postpaid subscribers and approximately 142,000 were prepaid subscribers. Additional operating data on the Company’s U.S. retail wireless business can be found in Table 4 of this release.

U.S. Wholesale wireless revenues were $51.6 million, comparable to the $51.9 million reported in the second quarter of 2011. Data revenues accounted for 51% of wholesale wireless revenues for the quarter, compared to 42% a year earlier. Data volume growth has continued to largely offset the impact of the decline in the minutes of use for voice traffic, consistent with industry trends.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including the U.S. Virgin Islands. International wireless revenues were $20.3 million, an increase of 10% over the $18.4 million reported in the second quarter of 2011. This increase primarily resulted from the Company’s merger of its Bermuda operations with another wireless carrier in May 2011 and subscriber growth in the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Wireline revenues were $20.9 million, essentially level with the amount reported in the second quarter of 2011.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands) and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended June 30, 2012 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$142,482	$23,219	$14,831	$4,761	$—	$185,293
Adjusted EBITDA	42,302	8,631	3,070	27	(4,374)	49,656
Operating Income (Loss)	23,978	4,141	287	(666)	(4,666)	23,074

(1) Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2012 were $79.8 million. Long-term debt was $258.2 million. For the second quarter, net cash provided by operating activities was $58.6 million and $79.6 million for the first half of 2012.  Second quarter capital expenditures were $13.2 million, and $32.3 million for the first half of 2012. The Company expects full year 2012 capital expenditures in the range of $80 to $95 million, of which $45 to $55 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call on Thursday, August 2, 2012 at 9:30 a.m. Eastern Time (ET) to discuss its 2012 second quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 12345674. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on August 2, 2012.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$79,837	$48,735
Other current assets	130,922	135,165

Total current assets	210,759	183,900

Property, plant and equipment, net	456,239	483,203
Goodwill and other intangible assets, net	182,114	186,871
Other assets	27,700	19,757

Total assets	$876,812	$873,731

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$15,680	$25,068
Other current liabilities	118,611	120,710

Total current liabilities	134,291	145,778

Long-term debt, net of current portion	258,235	257,146
Other liabilities	115,556	118,277

Total liabilities	508,082	521,201

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	309,817	294,266
Non-controlling interests	58,913	58,264

Total equity	368,730	352,530

Total liabilities and stockholders’ equity	$876,812	$873,731

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011 (a)	2012	2011 (a)
Revenues:
U.S. wireless:
Retail	$84,062	$95,410	$170,812	$195,079
Wholesale	51,569	51,870	98,952	96,567
International wireless	20,315	18,434	39,270	32,497
Wireline	20,889	20,886	42,437	41,557
Equipment and other	8,458	7,153	16,712	16,208

Total revenue	185,293	193,753	368,183	381,908

Operating expenses:
Termination and access fees	38,951	54,539	79,434	106,313
Engineering and operations	21,945	21,897	43,281	43,802
Sales, marketing and customer service	31,203	36,079	63,377	67,908
Equipment expense	21,989	18,486	42,340	40,069
General and administrative	21,549	30,775	44,907	56,390
Acquisition-related charges	—	316	5	567
Depreciation and amortization	26,582	25,384	53,606	50,192

Total operating expenses	162,219	187,476	326,950	365,241

Operating income	23,074	6,277	41,233	16,667

Other income (expense):
Interest income (expense), net	(3,927)	(4,150)	(7,806)	(7,842)
Other income (expense)	(331)	4	(295)	599
Equity in earnings of unconsolidated affiliates	930	239	2,331	755

Other income (expense), net	(3,328)	(3,907)	(5,770)	(6,488)

Income before income taxes	19,746	2,370	35,463	10,179
Income taxes	7,979	1,052	14,759	4,882

Net income	11,767	1,318	20,704	5,297
Net loss (income) attributable to non-controlling interests, net of tax	(1,237)	497	(853)	1,015

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$10,530	$1,815	$19,851	$6,312

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$0.68	$0.12	$1.28	$0.41
Diluted	$0.67	$0.12	$1.27	$0.41

Weighted average common shares outstanding:
Basic	15,535	15,394	15,495	15,389
Diluted	15,609	15,497	15,581	15,478

a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2012	2011

Net income	$20,704	$5,297
Depreciation and amortization	53,606	50,192
Change in working capital	(2,459)	(18,410)
Other	7,757	5,950

Net cash provided by operating activities	79,608	43,029

Capital expenditures	(32,272)	(45,428)
Other	—	4,554

Net cash used by investing activities	(32,272)	(40,874)

Borrowings under credit facility	321,378	23,096
Principal repayments of long-term debt	(327,487)	(6,516)
Dividends paid on common stock	(7,119)	(6,771)
Distributions to non-controlling interests	(929)	(1,608)
Other	(2,077)	(909)

Net cash used by financing activities	(16,234)	7,292

Net change in cash and cash equivalents	31,102	9,447

Cash and cash equivalents, beginning of period	48,735	37,330

Cash and cash equivalents, end of period	$79,837	$46,777

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2011	SEP 2011	DEC 2011	MAR 2012	JUN 2012

Beginning Subscribers	674,080	638,839	592,620	579,716	578,585
Prepay	169,673	145,854	123,157	121,688	130,981
Postpay	504,407	492,985	469,463	458,028	447,604

Gross Additions	38,859	30,018	46,757	54,837	55,448
Prepay	13,951	9,784	22,639	32,372	31,868
Postpay	24,908	20,234	24,118	22,465	23,580

Net Additions	(35,241)	(46,219)	(12,904)	(1,131)	4,962
Prepay	(23,819)	(22,697)	(1,469)	9,293	10,471
Postpay	(11,422)	(23,522)	(11,435)	(10,424)	(5,509)

Ending Subscribers	638,839	592,620	579,716	578,585	583,547
Prepay	145,854	123,157	121,688	130,981	141,452
Postpay	492,985	469,463	458,028	447,604	442,095

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2011	SEP 2011	DEC 2011	MAR 2012	JUN 2012

Average Subscribers (weighted monthly)	655,292	618,862	583,470	578,531	580,441

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$47.90	$47.51	$48.56	$49.36	$47.63

• Postpaid Subscriber ARPU	$54.47	$52.68	$54.43	$54.15	$53.96

Monthly Postpay Subscriber Churn	2.42%	2.97%	2.55%	2.41%	2.18%

Monthly Blended Subscriber Churn	3.73%	4.05%	3.40%	3.22%	2.90%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2011 and 2012

Three Months Ended June 30, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$1,815
Net income attributable to non-controlling interests, net of tax						(497)
Income taxes						1,052
Equity in earnings of unconsolidated affiliates						(239)
Other income						(4)
Interest expense, net						4,150
Operating income (loss)	$6,507	$6,640	$(2,440)	$51	$(4,481)	$6,277
Depreciation and amortization	17,363	4,557	2,453	791	220	25,384
Acquisition-related charges	—	—	218	—	98	316
Adjusted EBITDA	$23,870	$11,197	$231	$842	$(4,163)	$31,977

Three Months Ended June 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$10,530
Net loss attributable to non-controlling interests, net of tax						1,237
Income taxes						7,979
Equity in earnings of unconsolidated affiliates						(930)
Other income						331
Interest expense, net						3,927
Operating income (loss)	$23,978	$4,141	$287	$(666)	$(4,666)	$23,074
Depreciation and amortization	18,324	4,490	2,783	693	292	26,582
Adjusted EBITDA	$42,302	$8,631	$3,070	$27	$(4,374)	$49,656

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2011 and 2012

Six Months Ended June 30, 2011

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$6,312
Net income attributable to non-controlling interests, net of tax						(1,015)
Income taxes						4,882
Equity in earnings of unconsolidated affiliates						(755)
Other income						(599)
Interest expense, net						7,842
Operating income (loss)	$16,934	$12,884	$(4,103)	$11	$(9,059)	$16,667
Depreciation and amortization	34,771	9,104	4,323	1,577	417	50,192
Acquisition-related charges	—	—	218	—	349	567
Adjusted EBITDA	$51,705	$21,988	$438	$1,588	$(8,293)	$67,426

Six Months Ended June 30, 2012

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$19,851
Net loss attributable to non-controlling interests, net of tax						853
Income taxes						14,759
Equity in earnings of unconsolidated affiliates						(2,331)
Other income						295
Interest expense, net						7,806
Operating income (loss)	$42,900	$10,377	$(1,324)	$(1,089)	$(9,631)	$41,233
Depreciation and amortization	37,026	9,017	5,569	1,438	556	53,606
Acquisition-related charges	—	—	—	—	5	5
Adjusted EBITDA	$79,926	$19,394	$4,245	$349	$(9,070)	$94,844